Exhibit 99.2

THE WHOLESALE SEGMENT

COMBINED FINANCIAL STATEMENTS

AS OF JUNE 30, 2014 (UNAUDITED) AND DECEMBER 31, 2013 AND 2012

AND FOR THE SIX MONTHS ENDED JUNE 30, 2014 (UNAUDITED) AND 2013 (UNAUDITED)

AND THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Western Refining, Inc.

El Paso, Texas

We have audited the accompanying combined balance sheets of Western Refining Wholesale Segment (the “Wholesale Segment”) as of December 31, 2013 and 2012, and the related combined statements of operations, segment equity, and cash flows for each of the two years in the period ended December 31, 2013. These combined financial statements are the responsibility of the Wholesale Segment’s management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Wholesale Segment is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Wholesale Segment’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Western Refining Wholesale Segment at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1, the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Western Refining, Inc. The combined financial statements also include expense allocations for certain corporate functions historically provided by Western Refining, Inc. These allocations may not be reflective of the actual expense which would have been incurred had the Wholesale Segment operated as a separate entity apart from Western Refining, Inc.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

October 15, 2014

THE WHOLESALE SEGMENT

COMBINED BALANCE SHEETS

(In thousands)

	June 30,	December 31,	December 31,
	2014	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,983	$6,886	$30
Accounts receivable:
Third-party, net of a reserve for doubtful accounts of $412, $692 and $1,126, respectively	141,567	134,172	123,491
Affiliate	7,574	29,016	32,777
Inventories	20,218	19,633	17,147
Prepaid expenses	11,227	5,941	5,557
Other current assets	10,436	7,009	5,714

Total current assets	221,005	202,657	184,716
Property, plant and equipment, net	46,789	46,714	37,679
Intangible assets, net	4,463	4,741	5,022
Other assets, net	1,384	1,696	839

Total assets	$273,641	$255,808	$228,256

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$46,263	$42,252	$40,172
Accrued liabilities	19,258	20,281	21,084
Current portion of long-term debt	206	217	206

Total current liabilities	65,727	62,750	61,462

Long-term liabilities:
Long-term debt, less current portion	—	96	313
Other liabilities	521	546	535

Total long-term liabilities	521	642	848

Commitments and contingencies
Equity:
Segment equity, net	207,393	192,416	165,946

Total liabilities and equity	$273,641	$255,808	$228,256

The accompanying notes are an integral part of these combined financial statements

THE WHOLESALE SEGMENT

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2014	2013	2013	2012
	(Unaudited)
Revenues:
Affiliate	$443,925	$425,846	$853,447	$849,143
Third-party	2,036,115	1,950,202	3,926,042	4,011,148

Total revenues	2,480,040	2,376,048	4,779,489	4,860,291

Operating costs and expenses:
Cost of products sold:
Affiliate	443,925	425,846	853,447	849,143
Third-party	1,972,568	1,891,504	3,813,924	3,898,934
Operating and maintenance expenses	38,662	32,788	67,137	67,491
Selling, general and administrative expenses	7,548	7,690	14,676	13,875
Loss (gain) on disposal of assets, net	13	(61)	(87)	(518)
Depreciation and amortization	2,420	1,965	4,057	3,814

Total operating costs and expenses	2,465,136	2,359,732	4,753,154	4,832,739

Operating income	14,904	16,316	26,335	27,552
Other income (expense):
Interest expense	(11)	(13)	(23)	(40)
Other, net	84	80	158	330

Net income	$14,977	$16,383	$26,470	$27,842

The accompanying notes are an integral part of these combined financial statements

THE WHOLESALE SEGMENT

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2014	2013	2013	2012
	(Unaudited)
Cash flows from operating activities:
Net income	$14,977	$16,383	$26,470	$27,842
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,420	1,965	4,057	3,814
Reserve for doubtful accounts	239	81	121	155
Loss (gain) on disposal of assets, net	13	(61)	(87)	(518)
Changes in operating assets and liabilities:
Accounts receivable - third-party	(7,634)	(42,592)	(10,802)	2,064
Accounts receivable - affiliate	21,442	39,889	3,761	(143,582)
Inventories	(585)	(3,130)	(2,486)	64,374
Prepaid expenses	(5,286)	(9,340)	(384)	19,096
Other assets	(2,689)	2,484	(2,322)	187
Accounts payable and accrued liabilities	2,988	23,247	9,622	22,110
Other long-term liabilities	(41)	(24)	(22)	(38)

Net cash provided by (used in) operating activities	25,844	28,902	27,928	(4,496)

Cash flows from investing activities:
Capital expenditures	(3,024)	(3,835)	(11,872)	(4,255)
Proceeds from the sale of assets	384	19	36	66

Net cash used in investing activities	(2,640)	(3,816)	(11,836)	(4,189)

Cash flows from financing activities:
Payments on long-term debt	(107)	(101)	(206)	(345)
Increase (decrease) in bank overdraft	—	(9,030)	(9,030)	9,030

Net cash (used in) provided by financing activities	(107)	(9,131)	(9,236)	8,685

Net change in cash and cash equivalents	23,097	15,955	6,856	—
Cash and cash equivalents at beginning of period	6,886	30	30	30

Cash and cash equivalents at end of period	$29,983	$15,985	$6,886	$30

Non-cash investing activities:
Accrued capital expenditures	$—	$—	$685	$—

The accompanying notes are an integral part of these combined financial statements

THE WHOLESALE SEGMENT

COMBINED STATEMENTS OF SEGMENT EQUITY

(In thousands)

Balance at December 31, 2011	$138,104
Net income	27,842

Balance at December 31, 2012	165,946
Net income	26,470

Balance at December 31, 2013	192,416
Net income (unaudited)	14,977

Balance at June 30, 2014 (unaudited)	$207,393

The accompanying notes are an integral part of these combined financial statements

THE WHOLESALE SEGMENT

NOTES TO COMBINED FINANCIAL STATEMENTS

1.     Description of Business and Basis of Presentation

The Wholesale Segment, or “the Segment”, “we”, “our” or “us” includes several lines of business including lubricant distributions, bulk distribution of petroleum fuels in the U.S. southwest and northeast, unmanned fleet fueling operations and a fleet of crude oil and refined product truck transports. We distribute commercial wholesale petroleum products primarily in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas and Virginia. We are a wholly-owned division of Western Refining, Inc. (“Western”). The Segment receives its product supply from Western’s refining business and third-party suppliers.

The accompanying combined financial statements and related notes present the combined financial position, results of operations, cash flows and equity of the entities included within the Segment. The combined financial statements of the Segment have been derived from Western’s consolidated financial statements and accounting records, as if the Segment operated on a stand-alone basis and prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All intercompany transactions and account balances within the Segment have been eliminated. We have not reported comprehensive income due to the absence of items of other comprehensive income or loss during the periods presented. The combined statements of operations also includes expense allocations for certain functions historically performed by Western and not allocated to the Segment, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, information technology and procurement. These allocations were based on relative values of net property, plant and equipment, level of effort and Western employee head count. Our management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocation of expenses from Western are reasonable. The combined financial statements may not include all of the expenses that would have been incurred had we been a stand-alone company during the periods presented and may not reflect our combined results of operations, financial position or cash flows had we been a stand-alone company during the periods presented.

The unaudited combined financial statements as of June 30, 2014 and for the six months ended June 30, 2014 and 2013, included herein, have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, we have included all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation. Results of operations for the six month period ended June 30, 2014, are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2014 or for any other period.

With respect to the audited and unaudited financial statements, we evaluated subsequent events through October 15, 2014, the date the audited annual financial statements were issued. Any material subsequent events that occurred during this time have been properly recognized or disclosed in our financial statements.

2.     Summary of Accounting Policies

Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

THE WHOLESALE SEGMENT

NOTES TO COMBINED FINANCIAL STATEMENTS

Accounts Receivable

Affiliate receivables are generated by product sales to affiliates and other net amounts due to and from affiliates. We extend credit for non-affiliated customers based on an evaluation of our customer’s financial condition. Past due or delinquency status of our third-party accounts receivable are generally based on contractual arrangements with our customers. We charge uncollectible accounts receivable against the reserve for doubtful accounts when we have exhausted all reasonable efforts to collect the amounts due. Reserves for doubtful accounts related to trade receivables were $0.7 million and $1.1 million for the years ended December 31, 2013 and 2012, respectively. Additions, reductions and balances for the reserve for doubtful accounts are presented below:

	December 31,
	2013	2012
	(In thousands)
Balance at January 1	$1,126	$1,801
Reductions	(1,234)	(1,592)
Additions	800	917

Balance at December 31	$692	$1,126

Inventories

The Segment’s lubricant and refined product inventories are determined using the first-in, first-out (“FIFO”) inventory valuation method. All lubricant inventories are purchased from third parties. Refined product inventories are purchased from either Western’s refineries or from third-party purchases.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line method at rates based upon the estimated useful lives of the various classes of depreciable assets. The lives used in computing depreciation for such assets are as follows:

Buildings and improvements	5-30 years
Machinery and equipment	3-10 years
Transport and related equipment	3-7 years

Leasehold improvements are depreciated on the straight-line method over the shorter of the lease term or the improvement’s estimated useful life.

Expenditures for periodic maintenance and repair costs are expensed when incurred. Such expenses are reported in operating and maintenance expenses in our Combined Statements of Operations.

Intangible Assets

Intangible assets, net, consist of amortizable intangible assets, net of accumulated amortization. These intangible assets are comprised of customer relationships. We amortize our intangible asset over their estimated economic useful lives. We consider factors such as the asset’s history, our plans for that asset and the market for products associated with the asset when the intangible asset is acquired.

Amortizable intangible assets must be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. Amortizable intangible assets are not recoverable if their carrying amount exceeds the sum of the undiscounted cash flows expected to result from their use and eventual disposition. If an amortizable intangible asset is not recoverable, an impairment loss is recognized in an amount that its carrying amount exceeds its fair value generally based on discounted estimated net cash flows.

In order to test amortizable intangible assets for recoverability, management must make estimates of projected cash flows related to the asset being evaluated that include, but are not limited to, assumptions about the use or disposition of the asset, its estimated remaining life and future expenditures necessary to maintain its existing service potential. In order to determine fair value, management must make certain estimates and assumptions including, among other things, an assessment of market conditions, projected volumes, margins, cash flows, investment rates, interest/equity rates and growth rates, that could significantly impact the fair value of the asset being tested for impairment.

The risk of intangible asset impairment losses may increase to the extent that our results of operations or cash flows decline. Impairment losses may result in a material, non-cash write-down of intangible assets. Furthermore, impairment losses could have a material effect on our results of operations and shareholders’ equity.

Impairment of Long-Lived Assets

We review the carrying values of our long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized in an amount by which its carrying amount exceeds its fair value.

THE WHOLESALE SEGMENT

NOTES TO COMBINED FINANCIAL STATEMENTS

In order to test long-lived assets for recoverability, we must make estimates of projected cash flows related to the asset being evaluated, which include, but are not limited to, assumptions about the use or disposition of the asset, its estimated remaining life, and future expenditures necessary to maintain its existing service potential. In order to determine fair value, we must make certain estimates and assumptions including, among other things, an assessment of market conditions, projected volumes, margins, cash flows, investment rates, interest/equity rates and growth rates, that could significantly impact the estimated fair value of the asset being tested for impairment.

The risk of long-lived asset impairment losses may increase to the extent that our results of operations or cash flows decline. Impairment losses may result in a material, non-cash write-down of long-lived assets. Furthermore, impairment losses could have a material effect on our results of operations and equity.

For assets to be disposed of, we report long-lived assets at the lower of carrying amount or fair value less cost to sell.

Revenue Recognition

We record revenues for products sold upon delivery of the products to customers, the point at which title is transferred, the customer has the assumed risk of loss and when payment has been received or collection is reasonably assured. We record freight revenues for crude oil and refined petroleum product transportation based on the delivery of actual volumes transported at agreed upon rates. Transportation, shipping and handling costs incurred are included in cost of products sold. Excise and other taxes collected from customers and remitted to governmental authorities are not included in revenues or cost of products sold.

A substantial portion of our revenue was derived from our sales to Western, and the agreed upon rates do not necessarily reflect market rates for the historical periods presented. Our sales to Western or their affiliates accounted for approximately 18% of our combined net revenues for all periods presented.

On August 31, 2012, we transferred all of our Northeast wholesale inventories to a third party and entered into an exclusive supply and marketing agreement with the third party covering activities related to our refined product supply, hedging and sales in the Mid-Atlantic region. We accounted for the refined product inventory transfer as a product exchange with the net difference in settlement recorded in cost of products sold. This agreement did not have a significant impact on our results of operations for the years ended December 31, 2013 or 2012 or the six month period ended June 30, 2014. Related to this agreement, we had an asset of $2.3 million at December 31, 2013 and a liability of $0.1 million at December 31, 2012 recorded in our Combined Balance Sheets. The third party maintains all open inventory hedge positions on its balance sheet. Net revenues and costs that we recorded under this agreement included $2.7 million and $0.5 million in net hedging gains for the years ended December 31, 2013 and 2012, respectively. We recorded $1.5 million in liabilities at June 30, 2014 related to this agreement in our Combined Balance Sheets. Net revenues and costs that we recorded under this agreement included $9.4 million in net hedging losses and $2.3 million in net hedging gains for the six months ended June 30, 2014 and 2013, respectively.

Prior to September 2012, we purchased refined products for resale in the Mid-Atlantic region from various third parties. During periods prior to September 2012, we periodically entered into derivative contracts to facilitate the supply of finished products to customers. We entered into net forward, fixed-price contracts to physically receive and deliver crude oil that qualified as normal purchases and normal sales that were exempt from derivative reporting requirements. We recorded the related net gain or loss within cost of products sold in our Statements of Operations. Prior to September 2012, we recorded realized hedging losses of $23.6 million.

Cost Classifications

Cost of products sold includes the cost of fuel and lubricants, transportation and distribution costs, service parts and labor. Prior to September 2012, cost of products sold also included realized gains and losses related to our commodity hedging activities.

Operating and maintenance expenses include direct costs of labor, maintenance materials and services, natural gas, additives, utilities and other direct operating expenses. Operating and maintenance expenses also include insurance expense and property taxes.

We have included indirect charges for executive oversight, accounting, treasury, tax legal and information technology and similar items that Western provides to the Wholesale Segment. We have included these indirect charges in our selling, general and administrative expenses in the accompanying Statements of Operations. Indirect charges were $1.3 million and $1.6 million for the six months ended June 30, 2014 and 2013, respectively, and $3.2 million and $3.5 million for the years ended December 31, 2013 and 2012, respectively. Our management believes the indirect charges allocated to us are a reasonable reflection of the utilization of services provided. However, those allocations may not fully reflect the expenses that would have been incurred had we been a stand-alone company during the periods presented.

THE WHOLESALE SEGMENT

NOTES TO COMBINED FINANCIAL STATEMENTS

Financial Instruments and Fair Value

Financial instruments that potentially subject us to concentrations of credit risk primarily consist of accounts receivable and cash and cash equivalents. We believe that our credit risk is minimized as a result of the credit quality of our customer base, see Note 11, Concentration of Risk, and of the financial institution where we hold a substantial portion of our total cash balance. The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short-term maturities.

Asset Retirement Obligations

We are required to recognize certain obligations for the retirement of our tangible long-lived assets that result from acquisition, construction, development and normal operation. A retirement obligation exists if a party is required to settle an obligation as a result of an existing or enacted law, statute, ordinance or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. We record the fair value of a liability for an asset retirement obligation (“ARO”) in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The increase in the ARO due to the passage of time is recorded as an operating expense (accretion expense). For each of the periods ending June 30, 2014, and December 31, 2013 and 2012, the Segment recorded ARO liabilities of $0.5 million.

Environmental and Other Loss Contingencies

We record liabilities for loss contingencies, including environmental remediation costs when such losses are probable and can be reasonably estimated. Loss contingency accruals, including those for environmental remediation are subject to revision as further information develops or circumstances change and such accruals can take into account the legal liability of other parties. Where the available information is sufficient to estimate the amount of liability, that estimate is used. Where the information is only sufficient to establish a range of probable liability and no point within the range is more likely than another, the lower end of the range is used.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized to reflect temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. Our taxable income was included in the consolidated U.S. federal income tax returns of Western and in a number of consolidated state income tax returns. We believe that excluding a provision for income taxes from the historical results of operations of the Segment more accurately portrays the potential income allocable to unit holders. Texas Margin tax is applicable to the Segment, however taxable margin from sales in Texas were not material during the periods presented and did not produce a significant state tax allocable to the Segment.

Liabilities created for unrecognized tax benefits are presented as a separate liability and are not combined with deferred tax liabilities or assets. We classify interest to be paid on an underpayment of income taxes and any related penalties as income tax expense.

Segment Reporting

Due to the similarity of the assets we operate and how we manage our business, we have a single reportable operating segment for disclosure purposes. The Segment reflects the way in which we internally report the financial information used to make decisions and allocate resources in connection with our operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The accounting provisions covering the recognition and reporting of revenues were amended to remove inconsistencies in revenue requirements and to provide a more complete framework for addressing revenue issues across a broad range of industries and transaction types. The revised standard’s core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. These provisions are effective for the first interim or annual period beginning after December 15, 2016, and are to be applied retrospectively, with early adoption not permitted. We do not expect the adoption of this guidance to materially affect our financial position, results of operations or cash flows.

New provisions that require management of an entity to evaluate whether there is substantial doubt about the entity’s

THE WHOLESALE SEGMENT

NOTES TO COMBINED FINANCIAL STATEMENTS

ability to continue as a going concern and to provide related footnote disclosures will become effective for annual periods beginning after December 15, 2016, and for annual periods and interim periods thereafter with early application permitted. The changed requirements are intended to reduce diversity in the timing and content of footnote disclosures. We do not expect the adoption of these new provisions to materially affect our financial position, results of operations or cash flows as they only affect future disclosures.

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on our accounting and reporting. We believe that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on our accounting or reporting or that such impact will not be material to our financial position, results of operations or cash flows when implemented.

3.     Fair Value Measurement

We utilize the market approach when measuring fair value for our financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs that are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques that one or more significant inputs or value drivers are unobservable and cannot be corroborated by market data or other entity-specific inputs.

The carrying amounts of cash and cash equivalents, which we classify as Level 1, approximated their fair values at June 30, 2014, December 31, 2013 and December 31, 2012, due to their short-term maturities. The carrying amount of our long-term debt is the amount reflected on the combined balance sheets including the current portion. We determined the fair value of the debt, which approximates its carrying, using Level 2 inputs. Our fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments (less than one percent of our account receivables and payables are outstanding for greater than 90 days) and the expected future insignificance of bad debt expense that includes an evaluation of counterparty credit risk.

We have no financial instruments carried at fair value as of June 30, 2014, December 31, 2013 and December 31, 2012.

4.     Inventories

Inventories were as follows:

	June 30,	December 31,
	2014	2013	2012
		(In thousands)
	(Unaudited)
Refined products	$3,531	$3,601	$3,768
Lubricants	16,687	16,032	13,379

Inventories	$20,218	$19,633	$17,147

THE WHOLESALE SEGMENT

NOTES TO COMBINED FINANCIAL STATEMENTS

5.     Prepaid Expenses

Prepaid expenses were as follows:

	June 30,	December 31,
	2014	2013	2012
		(In thousands)
	(Unaudited)
Prepaid refined product inventories	$8,678	$2,972	$2,073
Prepaid insurance and other	2,549	2,969	3,484

Prepaid expenses	$11,227	$5,941	$5,557

6.     Other Current Assets

Other current assets were as follows:

	June 30,	December 31,
	2014	2013	2012
		(In thousands)
	(Unaudited)
Excise and other taxes refunds receivable	$9,834	$3,767	$4,026
Material and chemical inventories	406	285	285
Other receivables	196	2,957	1,403

Other current assets	$10,436	$7,009	$5,714

7.     Property, Plant and Equipment, Net

Property, plant and equipment, net was as follows:

	June 30,	December 31,
	2014	2013	2012
		(In thousands)
	(Unaudited)
Land, buildings and improvements	$38,102	$39,014	$35,560
Transportation equipment	18,337	17,063	10,000
Machinery, tankage and related equipment	10,708	9,264	7,577
Other	6,293	6,421	6,755

	73,440	71,762	59,892
Accumulated depreciation	(26,651)	(25,048)	(22,213)

Property, plant and equipment, net	$46,789	$46,714	$37,679

Depreciation expense was $2.1 million, $1.7 million, $3.5 million and $3.3 million for the six months ended June 30, 2014 and 2013 and for the years ended December 31, 2013 and 2012, respectively.

THE WHOLESALE SEGMENT

NOTES TO COMBINED FINANCIAL STATEMENTS

8.     Intangible Assets, Net

The Segment’s intangible assets consist of customer relationships. A summary of the Segment’s intangible assets, net is presented in the table below:

	June 30,	December 31,
	2014	2013	2012
		(In thousands)
	(Unaudited)
Gross carrying value	$7,551	$7,551	$7,300
Accumulated amortization	(3,088)	(2,810)	(2,278)

Intangible assets, net	$4,463	$4,741	$5,022

Intangible asset amortization expense was $0.3 million, $0.3 million, $0.5 million and $0.5 million for the six months ended June 30, 2014 and 2013 and for the years ended December 31, 2013 and 2012, respectively, based upon estimates of useful lives ranging from 7 to 15 years. The weighted average amortization period as of June 30, 2014 and December 31, 2013 was 8.0 and 8.5, respectively.

Estimated amortization expense for the next five fiscal years is as follows (in thousands):

2014	$556
2015	556
2016	556
2017	556
2018	556

9.     Accrued Liabilities

Accrued liabilities were as follows:

	June 30,	December 31,
	2014	2013	2012
		(In thousands)
	(Unaudited)
Excise taxes	$11,462	$11,429	$10,303
Sales and use taxes	3,740	4,768	5,604
Payroll and related costs	2,879	2,734	3,322
Professional and other	934	1,077	1,557
Property taxes	243	273	298

Accrued liabilities	$19,258	$20,281	$21,084

Our long-term debt consists of a promissory note scheduled to mature on May 31, 2015. The note bears interest annually at a rate of 5.5%. The total carrying amount, including current portion, of our long-term debt was $0.2 million, $0.3 million and $0.5 million as of June 30, 2014, December 31, 2013 and December 31, 2012, respectively.

10.     Contingencies

Our operations are subject to extensive and periodically changing federal and state environmental regulations governing air emissions, wastewater discharges and solid and hazardous waste management activities. Many of these regulations are becoming increasingly stringent, and we can expect the cost of compliance to increase over time. Our policy is to accrue environmental and clean-up related costs of a non-capital nature when it is probable that a liability exists and when we can reasonably estimate the amount. We may revise such estimates in the future as regulations and other conditions change. We may receive communications from various federal, state and local governmental authorities asserting violations of environmental laws and/or regulations. These governmental entities may also propose or assess fines or require corrective action for such asserted violations. We intend to respond in a timely manner to all such communications and to take appropriate corrective action.

We are not currently aware of any environmental or other asserted or unasserted claims against us that would be expected to have a material effect on our financial condition, results of operations or cash flows.

THE WHOLESALE SEGMENT

NOTES TO COMBINED FINANCIAL STATEMENTS

11.     Concentration of Risk

Significant Customers

We sell a variety of refined products to a diverse customer base. Sales to Kroger Company accounted for 17.8%, 20.0%, 19.3% and 18.7% of consolidated net sales for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012, respectively. Sales to Western’s retail group accounted for 16.8%, 17.4%, 17.2% and 17.0% of consolidated net sales for the six months ended June 30, 2014 and 2013 and the years ended December 31, 2013 and 2012, respectively. Sales of finished product to Western’s retail segment were historically at no margin.

12.     Leases and Other Commitments

We have commitments under various operating leases with initial terms greater than one year for buildings, warehouses, unmanned fleet fueling locations, railcars and other facilities. These leases have terms that will expire on various dates through 2036.

We expect that in the normal course of business, these leases will be renewed or replaced by other leases. Certain of our lease agreements provide for the fair value purchase of the leased asset at the end of the lease. Rent expense for operating leases that provide for periodic rent escalations or rent holidays over the term of the lease is recognized on a straight-line basis.

The following table presents our annual minimum rental payments under non-cancelable operating leases that have lease terms of one year or more (in thousands) as of December 31, 2013:

2014	$7,615
2015	6,514
2016	5,121
2017	3,211
2018	1,063
2019 and thereafter	4,282

$27,806

Total rental expense was $4.3 million, $3.4 million, $7.3 million and $7.2 million for the six months ended June 30, 2014 and 2013 and for the years ended December 31, 2013 and 2012, respectively. Contingent rentals and subleases were not significant in any year.